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                                                                     EXHIBIT 5.1




             [AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P. LETTERHEAD]





                               September 4, 1998



Ocean Energy, Inc.
1201 Louisiana, Suite 1400
Houston, Texas 77002

Ladies and Gentlemen:

     We have acted as counsel for Ocean Energy, Inc., a Delaware corporation (the "COMPANY"), in connection with the proposed offer by the Company to exchange (the "EXCHANGE OFFER") (i) its outstanding 7 5/8% Senior Notes due
2005 (the "OLD 2005 SENIOR NOTES"), of which an aggregate of $125,000,000 in principal amount is outstanding, for an equal principal amount of newly issued
7 5/8% Senior Notes due 2005 (the "2005 SENIOR EXCHANGE NOTES"), (ii) its outstanding 8 1/4% Senior Notes due 2018 (the "OLD 2018 SENIOR NOTES" and, together with the Old 2005 Senior Notes, the "OLD SENIOR NOTES"), of which an aggregate of $125,000,000 in principal amount is outstanding, for an equal principal amount of newly issued 8 1/4% Senior Notes due 2018 (the "2018 SENIOR EXCHANGE NOTES" and, together with the 2005 Senior Exchange Notes, the "SENIOR EXCHANGE NOTES"), and (iii) its outstanding 8 3/8% Senior Subordinated Notes due 2008 (the "OLD SENIOR SUBORDINATED NOTES" and, collectively with the Old Senior Notes, the "OLD NOTES"), of which an aggregate of $250,000,000 in principal amount is outstanding, for an equal principal amount of newly issued
8 3/8% Senior Subordinated Notes due 2008 (the "SENIOR SUBORDINATED EXCHANGE NOTES" and, together with the Senior Exchange Notes, the "EXCHANGE NOTES"), which Exchange Notes have been registered under the Securities Act of 1933, as amended. The Old Senior Notes have been, and the Senior Exchange Notes will be, issued pursuant to indentures, dated as of July 8, 1998 (the "SENIOR INDENTURES"), among the Company, Ocean Energy, Inc., a Louisiana corporation ("OEI-LOUISIANA"), and Norwest Bank Minnesota, National Association, as trustee (the "SENIOR TRUSTEE"). The Old Senior Subordinated Notes have been, and the Senior Subordinated Exchange Notes will be, issued pursuant to an indenture, dated as of July 8, 1998 (the "SENIOR SUBORDINATED INDENTURE" and, together with the Senior Indentures, the "INDENTURES"), among the Company, OEI-Louisiana and U.S. Bank Trust National Association, as trustee (the "SENIOR SUBORDINATED TRUSTEE" and,


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AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.

Ocean Energy, Inc.
September 4, 1998
Page 2

together with the Senior Trustee, the "TRUSTEES"). Unless otherwise defined herein, capitalized terms used in this opinion shall have the meanings set forth in the Indentures.

     The law covered by the opinions expressed herein is limited to the Federal laws of the United States, the laws of the State of New York and the General Corporation Law of the State of Delaware. This firm is a registered limited liability partnership organized under the laws of the State of Texas.

     We have examined (i) the Indentures, (ii) the form of Exchange Notes,
(iii) the Registration Statement on Form S-4, filed by the Company with the Securities and Exchange Commission, for the registration of the Exchange Notes under the Securities Act of 1933, as amended (the Registration Statement, as amended at the time it becomes effective, being referred to as the "REGISTRATION STATEMENT"), and (iv) such corporate records of the Company, certificates of public officials and such other documents as we have deemed necessary or appropriate for the purpose of this opinion.

     For purposes of this opinion, we have assumed (i) the due authorization, execution and delivery of each Indenture by the respective Trustee, (ii) that each Trustee has the requisite power and authority to enter into the respective Indenture and to act as trustee thereunder (and each is eligible and duly qualified to act in such capacity), and (iii) that each Indenture constitutes the legal, valid and binding obligation of the Trustee, enforceable against such Trustee in accordance with their respective terms.

     Based upon such examination, review and assumptions, we are of the opinion that:

     A. The Exchange Notes proposed to be issued by the Company pursuant to the Exchange Offer have been duly authorized for issuance and, subject to the Registration Statement becoming effective under the Securities Act of 1933, as amended, and to compliance with any applicable state securities laws, the Exchange Notes, when executed by the Company, authenticated by the respective Trustees and delivered and exchanged for Old Notes in accordance with the Indentures and the Registration Rights Agreement, will be valid and binding obligations of the Company.

     B. The statements in the prospectus forming a part of the Registration Statement under the heading "Certain Federal Income Tax
          Considerations," in so far as they describe provisions of United States federal income tax law, are accurate in all material respects.

     The opinion expressed herein as to the valid, binding and enforceable nature of the Exchange Notes is subject to the exceptions that enforcement may be limited by and subject to (i) bankruptcy, insolvency (including without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or similar laws affecting enforcement of creditors' rights generally,
(ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), (iii) the power of the courts to award damages in lieu of equitable remedies
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AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.

Ocean Energy, Inc.
September 4, 1998
Page 3

and (iv) the limitations imposed by United States federal or state laws or the policies underlying such laws on any right to indemnification or contribution contained in such documents. In addition, the foregoing opinion is subject to the qualifications that certain remedial, waiver and other similar provisions of the Indentures may not be enforceable in whole or in part under the laws of the State of New York, the State of Delaware or the United States, but such provisions do not void the Indentures or frustrate the basic purpose thereof, and, subject to the other qualifications set forth in this opinion, the Indentures contain adequate provisions for the praenforceability of any provisions contained in the Indentures purporting to (i) waive the benefits of any stay, extension or usury law or waive any rights under any applicable statutes or rules thereafter enacted or promulgated or (ii) provide for separability of unenforceable provisions.

     The opinion expressed herein as to certain tax matters is based on various statutory provisions of the Internal Revenue Code of 1986, regulations promulgated thereunder and interpretations thereof by the Internal Revenue Service and courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively. Any variation or difference in the facts as incorporated herein might affect the conclusions stated herein.

     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the Reference to the firm under "Legal Matters" and "Certain Federal Income Tax Considerations" in the prospectus forming a part of the Registration Statement.

                                   Sincerely,

                                   /s/ AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.

                                   AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.